Press Release	Source: Aberdene Mines Ltd.

Aberdene Announces Private Placement
Thursday February 2, 9:00 am ET

LAS VEGAS--(BUSINESS WIRE)--Feb. 2, 2006--Aberdene Mines Limited (the "Company" or "Aberdene") (OTCBB:ABRM - News) announces that its Board of Directors has approved an offering of up to 4,500,000 units to be offered on a private placement basis at a price of $0.40 per unit. Each unit to be offered will consist of one share of the Company's common stock and one share purchase warrant. Each share purchase warrant will entitle the holder to purchase one additional share of the Company's common stock at a price of $0.50 per share for a period of two years from the date of issuance. The Company may pay finders fees of up to 7.5% of the gross proceeds received by the Company in connection with this offering to brokers, investment bankers or other persons who are lawfully eligible to receive such fees.

The offering is not subject to any minimum subscription amounts and there is no assurance that any or all of the units offered will be sold.

For further information on Aberdene Mines Limited please visit our website at http://www.aberdenemines.com/.

About Aberdene

Aberdene Mines Ltd.'s New York Canyon Property is located in the New York Canyon area, Mineral County, Nevada. The Company has, under option from Nevada Sunrise LLC, the rights to explore both the unpatented and patented mineral claims representing approximately 8,926 acres comprising the New York Canyon Copper Project. The project is regionally located south of the old mining district of Santa Fe in the southeastern part of Mineral County, Nevada.

Aberdene has completed its second year exploration commitment to acquire 100% of the New York Canyon project from Nevada Sunrise LLC.

On behalf of the Board of Directors,

ABERDENE MINES LTD.

Brent Jardine, President

Disclaimer: This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Aberdene Mine's expectations, and Aberdene Mines expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to further develop mineral exploration properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Contact:
Aberdene Mines Ltd.
Brent Jardine, 800-430-4034
jardine@aberdenemines.com

Source: Aberdene Mines Ltd.